Exhibit 99.1

NEWS RELEASE for April 16, 2003 at 7:35 AM EDT

Contact:	Allen & Caron Inc		CLOSURE Medical Corp
	Joe Allen (investors)	Len Hall (media)	Daniel A. Pelak, CEO
	212-691-8087	949-474-4300	Benny Ward, CFO
	joe@allencaron.com	len@allencaron.com	919-876-7800

CLOSURE MEDICAL REPORTS FIRST QUARTER RESULTS

Record Sales, Higher Margins, Increased Earnings and Operating Efficiency

RALEIGH, NC (April 16, 2003) … CLOSURE Medical Corporation (Nasdaq:CLSR), a global leader in medical adhesives, today announced results for its first quarter ended March 31, 2003. Total revenues increased 51 percent to $8.2 million from $5.4 million during the same period of 2002. The increase was due largely to increased shipments of the Company’s leading product DERMABOND adhesive, including the new High Viscosity DERMABOND, which received FDA approval in January 2003. Also contributing to the growth were orders for BAND-AID® Brand Liquid Bandage in anticipation of the upcoming, higher-usage bandage season.

President & CEO, Daniel A. Pelak, commented, “We are extremely pleased with the continuing sales momentum that began last year; we expect it to continue during the second quarter ending June 30, 2003. Although it is still early, the positive results of the first quarter have provided a strong start towards achieving our full-year expectations. We are excited about the recent U.S. introduction and potential of the new High Viscosity DERMABOND product, and believe that it may become a significant contributor to overall growth during the second half of 2003. We also continue to benefit from the success of the Liquid Bandage product as a result of the awareness and consumption created by our marketing partner J&J Consumer.”

Net income for the first quarter of 2003 was $1.9 million or $0.14 per share compared to the prior year reported net income of $847,000 or $0.06 per share. Although the Company is not required to pay federal income taxes due to net operating losses and tax credit carryforwards, the first quarter of 2003 represents its initial quarter of reporting fully-taxed earnings. Had the 2002 earnings been fully taxed at the current year rate of approximately 36 percent, net income would have been $553,000 or $0.04 per share. The increasing earnings are attributable primarily to the Company’s revenue growth and increased gross margins. Gross margin percentage was boosted to 77 percent, from 69 percent during the 2002 first quarter. Operating income increased 264 percent over the corresponding 2002 period. “Our business was very efficient at many levels as evidenced by operating margins of 36 percent. We achieved record production volume

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CLOSURE MEDICAL REPORTS FIRST QUARTER RESULTS

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to support revenue levels and experienced favorable operating expenses while advancing our research and product development programs,” said CFO, Benny Ward.

At March 31, 2003, the Company had cash and investments of $18.0 million, a current ratio of 6.2:1, and a quick ratio of 4.9:1. In addition, total debt was $186,000 and stockholders’ equity totaled $31.8 million.

Looking forward to the second quarter, the Company expects similar results to those of the first quarter. Revenues are expected to be in the range of $7.8 to $8.2 million, with earnings per share of $0.08 to $0.12. The revenue range reflects the seasonality of the Company’s business and the rollout of the High Viscosity DERMABOND product. The sequential earnings per share reduction is primarily dependent on the timing of the Company’s clinical trial expenses and more normal gross margins versus the first quarter. Current results and trends indicate a likelihood that previously provided full-year 2003 revenue and earnings guidance of $30.0 to $32.0 million and $0.28 to $0.32 per share, respectively, will be met. However, at this time the Company does not have adequate visibility, especially for the third and fourth quarters, to change current guidance. The Company will provide updated guidance as sufficient information becomes available.

About CLOSURE Medical

CLOSURE Medical Corporation is a global leader in the development, manufacture, and commercialization of medical adhesives based on its proprietary medical grade cyanoacrylate technology. CLOSURE’s proprietary technology has customized the physical and chemical properties of cyanoacrylates to develop medical adhesive formulations to close and seal topical skin wounds and incisions.

For additional information on CLOSURE Medical visit its website at www.closuremed.com or visit the “Clients” section of the Allen & Caron website at www.allencaron.com.

This release contains certain forward-looking statements which involve known and unknown risks, delays, uncertainties or other factors not under the Company’s control which may cause actual results, performance or achievements of the Company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to the early stage of commercialization of the Company’s products; the progress of its research and development programs for future products; the need for regulatory approval and effects of governmental regulation; technological uncertainties; the satisfactory conclusion of negotiations with, and dependence on marketing partners, and dependence on patents and trade secrets, as well as those detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission. Although the Company believes that the expectations in the forward-looking statements are reasonable, the Company cannot guarantee such results. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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CLOSURE Medical Corporation

Statements of Operations

(In thousands, except per share data)

	THREE MONTHS ENDED MARCH 31,
	2003	2002
Product sales	$7,899	$5,155
License and product development revenues	262	245

Total revenues	8,161	5,400
Cost of products sold	1,893	1,663

Gross profit	6,268	3,737

Research, development and regulatory affairs expenses	1,830	1,600
General and administrative expenses	1,527	1,338

Total operating expenses	3,357	2,938

Income from operations	2,911	799
Interest income, net	78	63

Income before income taxes	2,989	862
Provision for income taxes	1,070	15

Net income	$1,919	$847

Shares used in computation of net income per common share:
Basic	13,604	13,520

Diluted	13,751	13,992

Net income per common share:
Basic	$0.14	$0.06

Diluted	$0.14	$0.06

CLOSURE Medical Corporation

Balance Sheet Data

(In thousands)

	March 31, 2003	December 31, 2002
Cash, cash equivalents and investments	$18,048	$17,042
Working capital	$20,577	$16,815
Total assets	$37,697	$36,747
Total debt obligations	$186	$336
Total stockholders’ equity	$31,839	$29,190

Total shares outstanding	13,636	13,549

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